Exhibit 99.1
Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR RELEASE AT 12:00 PM, EST
Date: January 18, 2007
Double Eagle Petroleum Co. Announces Pricing of Follow-On Common Stock Offering
CASPER, Wyo., Jan. 18 /PRNewswire-FirstCall/ — Double Eagle Petroleum Co. (Nasdaq: DBLE), an oil and gas exploration and development company, announced today the pricing of a follow-on public offering of 450,000 shares of Common Stock at a price to the public of $21.55 per share. Double Eagle has granted to the underwriter a 30-day option to purchase up to an additional 50,000 shares of common stock to cover over-allotments, if any, which option has been exercised in full by the underwriter.
Ferris, Baker Watts, Incorporated was the sole underwriter for the offering.
Proceeds from the offering are expected to be approximately $10.2 million including the underwriter’s exercise of its over-allotment option, after deducting the underwriting discounts and commissions and the estimated offering expenses. Double Eagle plans on using the net proceeds from this offering to pay down the outstanding indebtedness on its revolving line of credit.
Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Ferris, Baker Watts, Incorporated at 100 Light Street, Baltimore, Maryland 21202.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of Double Eagle Petroleum’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah as well as the Cow Creek Unit Deep and South Fillmore prospects in southwestern Wyoming.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov).